Exhibit 16.1

May 10, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Changes in Independent Auditors” in Amendment No.1 to the Registration Statement on Form S-4 (File No. 333-130841) of Neff Rental LLC, Neff Finance Corp. and Neff Rental, Inc. filed simultaneously herewith and have the following comments:

1.  We agree with the statements made in the first three paragraphs and seventh and eighth paragraphs of “—Changes in Independent Auditors.”

2.  We have no basis on which to agree or disagree with the statements made in the fourth, fifth and sixth paragraphs of “—Changes in Independent Auditors.”

Yours truly,

/s/ Deloitte & Touche LLP